Exhibit 99

Contacts:

           The Washtenaw Group, Inc. - Howard Nathan — P:800 242-6698

           Marcotte Financial Relations - Mike Marcotte — P:248 656-3873

The Washtenaw Group, Inc.
Reports Q1 Results.
Net Loss Narrowed Despite
Lower Mortgage Volume	For Immediate Release

                ANN, ARBOR, Mich., May 6, 2005 — The Washtenaw Group, Inc. (Amex:TWH), the holding company for Washtenaw Mortgage Company, narrowed its net loss, despite lower mortgage volume for the first quarter of 2005, Charles C. Huffman, Chairman and CEO, reported today.

                Washtenaw Mortgage Company, one of the nation’s leading wholesale mortgage companies, originates, acquires, sells and services mortgage loans. The Company is headquartered in Ann Arbor, Michigan, and conducts business through some 2,000 mortgage brokers in approximately 40 states.

                Mortgage-origination volume for the first quarter of 2005 was $169 million, off 57% from year-earlier volume of $394 million, reflecting rising interest rates and the industry-wide downturn in mortgage-refinance activity. Aided by across-the-board cost-cutting steps, the company reduced the net loss to $1.67 million, or $0.37 per diluted share, from $3.10 million, or $0.69 per diluted share, for the first quarter of 2004.

Net interest income improved 85%, reflecting the credit received for custodial deposits maintained at the warehouse lender. Noninterest income was down 61% due to a substantial decrease in gains from the sale of loans and mortgage-servicing rights. Operating expenses were successfully reduced by 48%, including a 36% dip in compensation and employee benefits. Headcount has been reduced to 138 from 215 a year ago. Results for the quarter were aided by a $51,541 credit for a valuation adjustment to the mortgage-servicing-rights portfolio. This adjustment was a charge of $2,902,314 for the first quarter of 2004.

Mr. Huffman said, “We are doing everything possible to generate mortgage volume and reduce operating expenses. We have introduced many of the newest mortgage products, such as zero-down, interest-only and Alt. A. In fact, we are expanding the criteria for Alt. A. mortgages to cast a wider net and attract additional borrowers. We are well positioned from product, personnel and technology standpoints to take advantage of any up-tick in business activity.

more

However, interest rates have been generally unappealing to the refinance sector, our core business. The spring and summer home selling season may bring some relief.”

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

(financial statements follow)

THE WASHTENAW GROUP, INC.

Consolidated Balance Sheets

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$100,000	$100,000
Accounts receivable	4,503,750	7,107,462
Loans held for sale	34,289,600	68,518,733
Securities available for sale	5,528,870	22,234,244
Mortgage servicing rights, net	17,363,477	17,240,953
Other real estate owned	1,412,638	1,589,591
Premises and equipment, net	1,542,608	1,678,252
Other assets	1,360,772	835,787
	$66,101,715	$119,305,022

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Due to bank	$5,323,357	$6,507,279
Notes payable	33,845,866	59,952,788
GNMA repurchase liability	1,274,388	6,465,538
Repurchase agreements	5,159,000	22,390,336
Other liabilities	6,359,786	8,000,486
Total liabilities	51,962,397	103,316,427

Shareholders’ equity
Preferred stock, $.01 par value 1,000,000 shares authorized; none outstanding	—	—
Common stock, $.01 par value 9,000,000 shares authorized 4,488,351 outstanding at March 31, 2005 and December 31, 2004	44,884	44,884
Additional paid in capital	2,006,816	2,006,816
Retained earnings	12,123,933	13,797,423
Accumulated other comprehensive income/(loss)	(36,315)	139,472
Total shareholders’ equity	14,139,318	15,988,595

	$66,101,715	$119,305,022

THE WASHTENAW GROUP, INC.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
	2005	2004

Interest income	$1,184,357	$1,208,841
Interest expense	469,617	821,762
Net interest income	714,740	387,079

Noninterest income
Servicing income	1,318,164	2,388,877
Gain on sales of mortgage servicing rights and loans, net	484,935	2,748,977
Gain on sales of securities, net	122,108	—
Other income	187,590	285,544
Total noninterest income	2,112,797	5,423,398

Noninterest expense
Compensation and employee benefits	2,120,685	3,307,966
Occupancy and equipment	449,227	419,348
Telephone	41,340	78,379
Postage	90,681	148,681
Amortization of mortgage servicing rights	870,209	1,953,227
Mortgage servicing rights valuation adjustment	(51,541)	2,902,314
Loss and provision for loss on loan repurchases and other real estate	804,092	616,834
Other noninterest expense	1,034,668	994,833
Total noninterest expense	5,359,361	10,421,582
Loss before income taxes	(2,531,824)	(4,611,105)
Provision for income taxes	(858,334)	(1,507,768)
Net Loss	$(1,673,490)	$(3,103,337)
Basic and diluted loss per share	$(0.37)	$(0.69)
Comprehensive loss	$(1,849,277)	$(3,103,337)